News Release

Newell Brands Announces First Quarter 2023 Results
Net Sales Decline 24%; Core Sales Decline 18%
Diluted Loss Per Share $0.25; Normalized Diluted Loss Per Share $0.06
Reaffirms Outlook Range for Full Year 2023

ATLANTA, GA – April 28, 2023 – Newell Brands (NASDAQ: NWL) today announced its first quarter 2023 financial results.

Chris Peterson, Newell Brands President, said, "First quarter results were relatively in-line with our expectations. We made meaningful progress implementing Project Phoenix and operationalizing the distribution and transportation benefits associated with Project Ovid. While we continue to face a very challenging macroeconomic environment, I am confident that our portfolio of leading consumer brands and talented employees will allow us to further strengthen the company in the years ahead, as we sharpen our strategy, optimize our cost structure and fully leverage the scale of the company."

Mark Erceg, Newell Brands Chief Financial Officer, added, "We are reaffirming our full year 2023 outlook, although we now expect to be towards the low end of the range since consumer discretionary spending in our categories remains under pressure making us incrementally more cautious on the overall operating environment. Despite these persistent near term challenges, we remain committed to improving the company's financial performance and creating sustainable shareholder value for our stakeholders."

Ravi Saligram, Newell Brands CEO, further commented, "The first quarter marked a pivotal period in the implementation of Project Phoenix and our new operating model is taking shape. I am pleased that Chris Peterson and I have partnered extremely well in ensuring a smooth CEO transition. I remain optimistic about the future of the company and believe that Chris and the world-class management team we have assembled over the past few years will take Newell to the next level."

First Quarter 2023 Executive Summary
–Net sales were $1.8 billion, a decline of 24.4 percent compared with the prior year period, including the year over year impact from the sale of the Connected Home & Security (CH&S) business at the end of the first quarter 2022.
–Core sales declined 18.0 percent compared with the prior year peak Covid demand period.
–Reported operating margin was negative 2.0 percent compared with positive 9.1 percent in the prior year period. Normalized operating margin was 2.4 percent compared with 10.6 percent in the prior year period.
–Reported diluted loss per share was $0.25 compared with diluted earnings per share of $0.54 in the prior year period.
–Normalized diluted loss per share was $0.06 compared with normalized diluted earnings per share of $0.35 in the prior year period.
–Operating cash outflow was $77 million compared with outflow of $272 million in the prior year period.
–In January 2023, the company announced a restructuring and savings initiative, Project Phoenix, which resulted in restructuring charges of $36 million and savings of $18 million during the first quarter.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

–The company reaffirmed its full year 2023 net sales and normalized earnings per share outlook of $8.4 billion to $8.6 billion and $0.95 to $1.08, respectively. The company now expects full year 2023 results to be towards the low end of the outlook range.
First Quarter 2023 Operating Results

Net sales were $1.8 billion, a 24.4 percent decline compared to the prior year period, reflecting a core sales decrease of 18.0 percent, the impact of the sale of the CH&S business at the end of the first quarter 2022, unfavorable foreign exchange, as well as category exits.

Reported gross margin was 26.7 percent compared with 31.0 percent in the prior year period, as the impact of fixed cost deleveraging, foreign exchange and inflation more than offset the benefits from pricing and FUEL productivity savings. Normalized gross margin was 27.1 percent compared with 31.2 percent in the prior year period.

Reported operating loss was $36 million compared with operating income of $217 million in the prior year period. Reported operating margin was negative 2.0 percent compared with positive 9.1 percent in the prior year period, as the impact of lower net sales, lower gross margin, as well as an increase in restructuring costs more than offset benefits from pricing, FUEL productivity savings and Project Phoenix savings. Normalized operating income was $43 million, or 2.4 percent of sales, compared with $254 million, or 10.6 percent of sales, in the prior year period.

Net interest expense was $68 million compared with $59 million in the prior year period.

Reported tax benefit was $14 million compared with a tax provision of $48 million in the prior year period. The normalized tax benefit was $1 million compared with a normalized tax provision of $35 million in the prior year period.
The company reported a net loss of $102 million, or $0.25 diluted loss per share, compared with net income of $228 million, or $0.54 diluted earnings per share, in the prior year period.

Normalized net loss was $26 million, or $0.06 normalized diluted loss per share, compared with normalized net income of $149 million, or $0.35 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the tables attached to this release.

Balance Sheet and Cash Flow

Operating cash outflow was $77 million compared with outflow of $272 million in the prior year period, with the improvement primarily driven by working capital and a reduction in incentive compensation payments, which more than offset a decline in operating income and higher restructuring payments. The company's inventory reduction actions continued to show good progress, as inventories declined nearly $150 million versus the prior year period.

At the end of the first quarter, Newell Brands had cash and cash equivalents of $271 million and net debt outstanding of $5.4 billion.

First Quarter 2023 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $971 million compared with $1.4 billion in the prior year period, reflecting a core sales decline of 18.8 percent, the impact of the sale of the CH&S business
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

at the end of the first quarter 2022, unfavorable foreign exchange, as well as certain category exits. Core sales declined in all three businesses: Kitchen (which combines the businesses previously known as Home Appliances and Food), Home Fragrance and Commercial. Reported operating loss was $37 million, or negative 3.8 percent of sales, compared with operating income of $89 million, or 6.6 percent of sales, in the prior year period. Normalized operating loss was $4 million, or negative 0.4 percent of sales, versus normalized operating income of $108 million, or 8.0 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $564 million compared with $650 million in the prior year period, primarily reflecting a core sales decline of 10.8 percent and the impact of unfavorable foreign exchange. Core sales were nearly flat in the Writing business and declined in the Baby business. Reported operating income was $72 million, or 12.8 percent of sales, compared with $138 million, or 21.2 percent of sales, in the prior year period. Normalized operating income was $82 million, or 14.5 percent of sales, compared with $145 million, or 22.3 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $270 million compared with $388 million in the prior year period, reflecting a core sales decline of 27.4 percent, as well as the impact of unfavorable foreign exchange. Reported operating loss was $1 million, or negative 0.4 percent of sales, compared with operating income of $46 million, or 11.9 percent of sales, in the prior year period. Normalized operating income was $13 million, or 4.8 percent of sales, compared with $50 million, or 12.9 percent of sales, in the prior year period.

Restructuring and Savings Initiative

The company previously announced a restructuring and savings initiative, Project Phoenix, that aims to strengthen the company by leveraging its scale to further reduce complexity, streamlining its operating model and driving operational efficiencies.

Project Phoenix is expected to be substantially implemented by the end of 2023. It incorporates a variety of initiatives designed to simplify the organizational structure, streamline the company’s real estate, centralize its supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs. The company implemented a new operating model in the first quarter, consolidating its prior five operating segments into three operating segments: Home & Commercial Solutions, Learning & Development and Outdoor & Recreation.

The company's expectations for savings and charges in connection with Project Phoenix remain unchanged. The company expects to realize annualized pre-tax savings in the range of $220 million to $250 million when fully implemented, with $140 million to $160 million expected to be realized in 2023. Restructuring and related charges associated with these actions are estimated to be in the range of $100 million to $130 million and are expected to be substantially incurred by the end of 2023. During the first quarter 2023, the company incurred restructuring charges of $36 million and realized savings of $18 million related to Project Phoenix. The restructuring plan is expected to result in the elimination of approximately 13 percent of office positions. The company began reducing headcount in the first quarter 2023, with most of these actions expected to be completed by the end of 2023, subject to local law and consultation requirements.

Outlook for Second Quarter and Full Year 2023

The company initiated its outlook for second quarter 2023 and reaffirmed its full year 2023 outlook.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

	Q2 2023 Outlook	Full Year 2023 Outlook
Net Sales	$2.13 to $2.24 billion	$8.4 to $8.6 billion
Core Sales	14% to 10% decline	8% to 6% decline
Normalized Operating Margin	6.5% to 8.0%	9.6% to 10.1%
Normalized EPS	$0.10 to $0.18	$0.95 to $1.08

The company now expects full year 2023 results to be towards the low end of the outlook range.

For full year 2023, the company expects to deliver operating cash flow in the range of $700 million to $900 million, including approximately $95 million to $120 million in cash payments associated with Project Phoenix.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ first quarter 2023 earnings conference call will be held today, April 28, at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures,
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, fire related loss, net of insurance recoveries and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax depreciation, amortization and stock-based compensation expense.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

The company defines "net debt" as short-term debt and current portion of long-term debt less cash and cash equivalents. "Free cash flow" is defined as net cash provided by operating activities less capital expenditures. "Free cash flow productivity" is defined as the ratio of free cash flow to normalized net income. We are unable to present a quantitative reconciliation of forward-looking free cash flow productivity to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands' beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with Project Phoenix, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “are confident that,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•our ability to improve productivity, reduce complexity and streamline operations;
•our ability to manage any actual or perceived ongoing effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, whether as a result of the actual or perceived effects of the COVID-19 pandemic or broader geopolitical and macroeconomic conditions, including the military conflict between Russia and Ukraine;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•our ability to effectively execute our turnaround plan, including Project Ovid and Project Phoenix;
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•risks related to our substantial indebtedness, potential increases in interest rates or changes in our credit ratings;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs and environmental remediation costs and legislation and regulatory actions related to data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by the COVID-19 pandemic, inflationary and supply chain pressures, and the indirect macroeconomic impact of the Russia-Ukraine conflict, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we have made our best estimates based upon current information, actual results could materially differ and may require future changes to such estimates and assumptions, including reserves, which may result in future expense.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share data)

	Three Months Ended March 31,
	2023	2022	% Change
Net sales	$1,805	$2,388	(24.4)%
Cost of products sold	1,323	1,648
Gross profit	482	740	(34.9)%
Selling, general and administrative expenses	480	518	(7.3)%
Restructuring costs, net	38	5
Operating income (loss)	(36)	217	NM
Non-operating expenses:
Interest expense, net	68	59
Other (income) expense, net	12	(118)
Income (loss) before income taxes	(116)	276	NM
Income tax provision (benefit)	(14)	48
Net income (loss)	$(102)	$228	NM

Weighted average common shares outstanding:
Basic	413.9	421.9
Diluted	413.9	424.7
Earnings (loss) per share:
Basic	$(0.25)	$0.54
Diluted	$(0.25)	$0.54

Dividends per share	$0.23	$0.23
*NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$271	$287
Accounts receivable, net	1,218	1,250
Inventories	2,240	2,203
Prepaid expenses and other current assets	326	312
Total current assets	4,055	4,052
Property, plant and equipment, net	1,213	1,184
Operating lease assets	571	578
Goodwill	3,305	3,298
Other intangible assets, net	2,635	2,649
Deferred income taxes	798	810
Other assets	699	691
TOTAL ASSETS	$13,276	$13,262
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,092	$1,062
Accrued compensation	112	123
Other accrued liabilities	1,235	1,272
Short-term debt and current portion of long-term debt	852	621
Total current liabilities	3,291	3,078
Long-term debt	4,776	4,756
Deferred income taxes	501	520
Operating lease liabilities	505	512
Other noncurrent liabilities	870	877
Total liabilities	9,943	9,743

Total stockholders' equity	3,333	3,519
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,276	$13,262

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(102)	$228
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	81	76
Gain from sale of business	—	(130)
Deferred income taxes	6	326
Stock based compensation expense	11	14
Other, net	4	(2)
Changes in operating accounts excluding the effects of divestiture:
Accounts receivable	45	14
Inventories	(27)	(403)
Accounts payable	26	25
Accrued liabilities and other	(121)	(420)
Net cash used in operating activities	(77)	(272)
Cash flows from investing activities:
Proceeds from sale of divested business	—	620
Capital expenditures	(83)	(70)
Other investing activities, net	15	9
Net cash provided by (used in) investing activities	(68)	559
Cash flows from financing activities:
Net proceeds from short-term debt	232	—
Payments on current portion of long-term debt	—	(1)
Repurchase of shares of common stock	—	(275)
Cash dividends	(97)	(100)
Equity compensation activity and other, net	(7)	(17)
Net cash provided by (used in) financing activities	128	(393)
Exchange rate effect on cash, cash equivalents and restricted cash	(1)	8
Decrease in cash, cash equivalents and restricted cash	(18)	(98)
Cash, cash equivalents and restricted cash at beginning of period	303	477
Cash, cash equivalents and restricted cash at end of period	$285	$379
Supplemental disclosures:
Restricted cash at beginning of period	$16	$37
Restricted cash at end of period	14	35

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2023
	GAAP	Restructuring		Transaction	Non-GAAP
	Measure	and restructuring-	Acquisition	costs and	Measure
	Reported	related costs	amortization	other [1]	Normalized*
Net sales	$1,805	$—	$—	$—	$1,805
Cost of products sold	1,323	(5)	—	(2)	1,316
Gross profit	482	5	—	2	489
	26.7%				27.1%
Selling, general and administrative expenses	480	(8)	(19)	(7)	446
	26.6%				24.7%
Restructuring costs, net	38	(38)	—	—	—
Operating income (loss)	(36)	51	19	9	43
	(2.0)%				2.4%
Non-operating (income) expense	80	—	—	(10)	70
Income (loss) before income taxes	(116)	51	19	19	(27)
Income tax provision (benefit) [2]	(14)	13	5	(5)	(1)
Net income (loss)	$(102)	$38	$14	$24	$(26)

Diluted earnings (loss) per share **	$(0.25)	$0.09	$0.03	$0.06	$(0.06)

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 413.9 million shares for the three months ended March 31, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $8 million related to expenses for certain legal proceedings; $7 million of fire-related losses, net of recoveries; $5 million related to Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity. Includes $9 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share data)

	Three Months Ended March 31, 2022
	GAAP	Restructuring		Transaction	Non-GAAP
	Measure	and restructuring-	Acquisition	costs and	Measure
	Reported	related costs	amortization	other [1]	Normalized*
Net sales	$2,388	$—	$—	$—	$2,388
Cost of products sold	1,648	(5)	—	(1)	1,642
Gross profit	740	5	—	1	746
	31.0%				31.2%
Selling, general and administrative expenses	518	(1)	(18)	(7)	492
	21.7%				20.6%
Restructuring costs, net	5	(5)	—	—	—
Operating income	217	11	18	8	254
	9.1%				10.6%
Non-operating (income) expense	(59)	—	—	129	70
Income (loss) before income taxes	276	11	18	(121)	184
Income tax provision (benefit) [2]	48	3	3	(19)	35
Net income (loss)	$228	$8	$15	$(102)	$149

Diluted earnings (loss) per share **	$0.54	$0.02	$0.04	$(0.24)	$0.35

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 424.7 million shares for the three months ended March 31, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $4 million related to expenses for certain legal proceedings; $3 million of costs related to completed divestitures; $2 million related to Argentina hyperinflationary adjustment and $130 million gain on disposition of business. Includes income tax expense of $7 million that results from amortization of prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended March 31, 2023						Three Months Ended March 31, 2022						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized Operating
		Operating	Operating	Normalized	Operating	Operating		Operating	Operating	Normalized	Operating	Operating	Net Sales		Income (Loss)
	Net Sales	Income (Loss)	Margin	Items [1]	Income (Loss)	Margin	Net Sales	Income (Loss)	Margin	Items [2]	Income (Loss)	Margin	$	%	$	%
HOME AND COMMERCIAL SOLUTIONS	$971	$(37)	(3.8)%	$33	$(4)	(0.4)%	$1,350	$89	6.6%	$19	$108	8.0%	$(379)	(28.1)%	$(112)	NM
LEARNING AND DEVELOPMENT	564	72	12.8%	10	82	14.5%	650	138	21.2%	7	145	22.3%	(86)	(13.2)%	(63)	(43.4)%
OUTDOOR AND RECREATION	270	(1)	(0.4)%	14	13	4.8%	388	46	11.9%	4	50	12.9%	(118)	(30.4)%	(37)	(74.0)%
CORPORATE	—	(70)	—%	22	(48)	—%	—	(56)	—%	7	(49)	—%	—	—%	1	2.0%
	$1,805	$(36)	(2.0)%	$79	$43	2.4%	$2,388	$217	9.1%	$37	$254	10.6%	$(583)	(24.4)%	$(211)	(83.1)%
*NM - NOT MEANINGFUL

[1]The three months ended March 31, 2023 normalized items consists of $51 million of restructuring and restructuring-related charges; $19 million of acquisition amortization costs; $8 million related to expenses for certain legal proceedings; $2 million Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity.
[2]The three months ended March 31, 2022 normalized items consists of $18 million of acquisition amortization; $11 million of restructuring and restructuring-related costs; $4 million of expenses related to certain legal proceedings; $3 million of costs related to completed divestitures and $1 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended March 31, 2023
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
HOME AND COMMERCIAL SOLUTIONS	(28.1)%	7.6%	1.7%	(18.8)%
LEARNING AND DEVELOPMENT	(13.2)%	0.2%	2.2%	(10.8)%
OUTDOOR AND RECREATION	(30.4)%	—%	3.0%	(27.4)%
TOTAL COMPANY	(24.4)%	4.4%	2.0%	(18.0)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended March 31, 2023
	Net Sales (REPORTED)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
NORTH AMERICA	(28.4)%	5.9%	0.3%	(22.2)%
EUROPE, MIDDLE EAST, AFRICA	(12.8)%	0.3%	5.6%	(6.9)%
LATIN AMERICA	0.5%	—%	6.7%	7.2%
ASIA PACIFIC	(34.9)%	—%	6.1%	(28.8)%
TOTAL COMPANY	(24.4)%	4.4%	2.0%	(18.0)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures (including the sale of the Connected Home & Security business), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Connected Home & Security business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	March 31, 2023	December 31, 2022 [1]	March 31, 2022
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$852	$621	$3
Long-term debt	4,776	4,756	4,880
Gross debt	5,628	5,377	4,883
Less: Cash and cash equivalents	271	287	344
NET DEBT	$5,357	$5,090	$4,539

Net income (loss) [2]	$(133)	$197	$757
Normalized items [2]	612	457	88
NET INCOME	479	654	845

Normalized income tax [2]	(19)	17	151
Interest expense, net [2]	244	235	248
Normalized depreciation and amortization [2] [3]	224	225	235
Stock-based compensation [4]	9	12	52
NORMALIZED EBITDA	$937	$1,143	$1,531

[1]For the twelve months ended December 31, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2022, on the Company’s Form 8-K furnished on February 10, 2023.
[2]For the trailing-twelve months ended March 31, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2022, September 30, 2022 and December 31, 2022 on the Company’s Forms 8-K furnished on July 29, 2022, October 28, 2022 and February 10, 2023, respectively. For the trailing-twelve months ended March 31, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2021, September 30, 2021 and December 31, 2021 on the Company’s Forms 8-K furnished on July 29, 2022, October 28, 2022 and February 10, 2023, respectively.
[3]For the trailing-twelve months ended March 31 2023, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $68 million associated with intangible assets recognized in purchase accounting; (b) $9 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2022, September 30, 2022 and December 31, 2022 on the Company’s Forms 8-K furnished on July 29, 2022, October 28, 2022 and February 10, 2023, respectively. For the trailing-twelve months ended March 31,2022 normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $75 million associated with intangible assets recognized in purchase accounting; (b) $5 million of accelerated depreciation costs associated with restructuring activities, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended June 30, 2021, September 30, 2021 and December 31, 2021 on the Company’s Forms 8-K furnished on July 29, 2022, October 28, 2022 and February 10, 2023, respectively. Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2022, the following items: (a) acquisition amortization expense of $67 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $4 million associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2022 on the Company’s Forms 8-K furnished on February 10, 2023 for further information.
[4]Represents non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending June 30, 2023			Twelve Months Ending December 31, 2023
Estimated net sales change (GAAP)	(16)%	to	(12)%	(11)%	to	(9)%
Estimated currency impact [1] and divestitures [2], net	~2%			~3%
Core sales change (NON-GAAP)	(14)%	to	(10)%	(8)%	to	(6)%

[1]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[2]Divestitures include the sale of the Connected Home & Security business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).